Exhibit 99.1

November 21, 2025

Dear Shareholder:

As we close the third quarter of 2025, Uwharrie Capital Corp continues to move forward—not only in financial strength, but also in the deeper mission that has always defined us.

As of September 30, 2025, our assets reached $1.22 billion, an increase of $35 million, or 3%, compared to the same period in 2024. Our loan portfolio grew by $31 million to $682 million, supported by core deposit growth of $26 million year-over-year. Net income for the nine months ended September 30, 2025, rose to $8.3 million, up from $7.6 million in 2024. These results reflect the steady effort of our associates, the trust of our customers, and the confidence of our shareholders.

While the numbers tell a story of continued progress, what matters most is the purpose behind them. They represent people—families buying homes, local entrepreneurs growing their enterprises, and communities building resilience. Every loan, every deposit, every relationship contributes to a larger effort to strengthen financial well-being and opportunity close to home. Our focus remains on creating long-term value—not only for shareholders, but also for families, local businesses, and the communities that rely on strong community banking.

In recognition of the Company’s continued progress, the Board of Directors has declared a 3% stock dividend. Shareholders of record as of November 10, 2025, will receive the dividend on December 1, 2025. This action reflects both our financial performance and the shared purpose that guides our work. The dividend will be distributed electronically through book-entry, and, consistent with prior years, shareholders may retain the shares to potentially defer income recognition or sell them if liquidity is preferred.

As the holidays draw near, we are reminded of the deeper meaning behind our work—the connections we share and the good we can do together. This season, our Christmas initiatives will once again support local nonprofits and families in need, honoring you, our shareholders and customers, by extending generosity and hope throughout our communities.

As we turn the page on another year, my gratitude runs deep for the dedication of our team, the loyalty of our customers, and the steadfast support of our shareholders. Your belief in community banking that puts people first continues to light our way. Together, we are building something enduring—rooted in service, strengthened by trust, and guided by purpose.

Sincerely,

UWHARRIE CAPITAL CORP

/s/ Roger L. Dick

President and Chief Executive Officer

This Report may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of the Company's goals and expectations with respect to earnings, income per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook,” or similar expressions. These statements are based upon the current belief and expectations of the Company‘s management and are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

Uwharrie Capital Corp and Subsidiaries
Consolidated Balance Sheets (Unaudited)
	September 30,	September 30,
(Amounts in thousands except share and per share data)	2025	2024

Assets
Cash and due from banks	$10,768	$8,115
Interest-earning deposits with banks	100,250	115,783
Securities available for sale	354,920	332,645
Securities held to maturity (fair value $20,016 and $24,888, respectively)	22,023	26,843
Less: allowance for credit losses on securities held to maturity	(46)	(66)
Net securities held to maturity	21,977	26,777
Equity securities, at fair value	332	355
Loans held for sale	5,083	4,787
Loans held for investment	677,390	647,125
Less: allowance for credit losses on loans	(6,356)	(5,736)
Net loans held for investment	671,034	641,389
Premises and equipment, net	14,171	14,722
Interest receivable	4,700	4,821
Restricted stock	1,779	1,729
Bank-owned life insurance	8,044	7,901
Deferred income tax benefit	7,132	6,991
Loan servicing assets	3,799	3,982
Other assets	11,837	11,062
Total assets	$1,215,826	$1,181,059

Liabilities
Deposits:
Demand, noninterest-bearing	$287,219	$288,278
Interest checking and money market accounts	429,147	431,230
Savings accounts	100,842	94,562
Time deposits, $250,000 and over	137,654	131,992
Other time deposits	149,191	131,749
Total deposits	1,104,053	1,077,811
Short-term borrowed funds	43	1,419
Long-term debt	29,219	29,142
Other liabilities	11,545	11,566
Total liabilities	1,144,860	1,119,938

Shareholders' Equity
Common stock, $1.25 par value: 20,000,000 shares authorized;
issued and outstanding or in process of issuance
6,988,394 and 6,964,323 shares, respectively.
Book value per share $8.38 in 2025 and $6.90 in 2024 (1)	8,735	8,705
Common stock dividend distributable	262	174
Additional paid-in capital	13,666	12,735
Undivided profits	56,089	48,217
Accumulated other comprehensive loss	(18,441)	(19,365)
Total Uwharrie Capital Corp shareholders' equity	60,311	50,466
Noncontrolling interest	10,655	10,655
Total shareholders' equity	70,966	61,121
Total liabilities and shareholders' equity	$1,215,826	$1,181,059

(1) Net income per share, book value per share and weighted average shares outstanding have been adjusted to reflect the 3.0% stock dividend in 2025 and the 2.0% stock dividend in 2024.

Uwharrie Capital Corp and Subsidiaries
Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Amounts in thousands except share and per share data)	2025	2024	2025	2024

Interest Income
Interest and fees on loans	$10,800	$9,966	$31,504	$28,045
Interest on investment securities	3,218	3,378	9,500	9,942
Interest-earning deposits with banks and federal funds sold	682	780	1,834	2,116
Total interest income	14,700	14,124	42,838	40,103

Interest Expense
Interest paid on deposits	4,481	4,658	13,106	12,484
Interest paid on borrowed funds	331	408	1,009	1,207
Total interest expense	4,812	5,066	14,115	13,691

Net Interest Income	9,888	9,058	28,723	26,412
Provision for (recovery of) credit losses	176	(230)	711	171
Net interest income after provision for (recovery of) credit losses	9,712	9,288	28,012	26,241

Noninterest Income
Service charges on deposit accounts	280	283	802	818
Interchange and card transaction fees	252	267	809	877
Other service fees and commissions	1,002	991	2,972	2,819
Loss on sale/call of securities	-	-	-	(148)
Realized/unrealized gain (loss) on equity securities	7	31	(2)	53
Income from mortgage banking	927	861	3,005	2,301
Other income	438	96	785	364
Total noninterest income	2,906	2,529	8,371	7,084

Noninterest Expense
Salaries and employee benefits	5,581	5,152	16,712	15,511
Occupancy expense	488	454	1,385	1,308
Equipment expense	195	217	606	642
Data processing	223	177	664	610
Loan costs	47	58	205	142
Professional fees and services	289	252	826	778
Marketing and donations	375	383	1,093	1,088
Software amortization and maintenance	412	344	1,132	1,003
Other operating expenses	1,251	783	3,146	2,452
Total noninterest expense	8,861	7,820	25,769	23,534

Income before income taxes	3,757	3,997	10,614	9,791
Provision for income taxes	867	962	2,347	2,160
Net Income	$2,890	$3,035	$8,267	$7,631

Consolidated net income	$2,890	$3,035	$8,267	$7,631
Less: net income attributable to noncontrolling interest	(142)	(142)	(422)	(424)
Net income attributable to common shareholders	$2,748	$2,893	$7,845	$7,207
Net Income Per Common Share (1)
Basic	$0.38	$0.39	$1.08	$0.97
Assuming dilution	$0.38	$0.39	$1.08	$0.97
Weighted Average Common Shares Outstanding (1)
Basic	7,216,259	7,376,072	7,254,062	7,436,961
Assuming dilution	7,216,259	7,376,072	7,254,062	7,436,961